Filed Pursuant to Rules 424(b)(3) and 424(c)

Registration No. 333-123827

PROSPECTUS SUPPLEMENT NO. 1 DATED DECEMBER 19, 2007

(TO PROSPECTUS DATED OCTOBER 30, 2007)

ICOP DIGITAL, INC.

306,189 Shares of Common Stock

204,494 Redeemable warrants

This Prospectus Supplement No. 1 amends and supersedes the Prospectus dated October 30, 2007 (the “Prospectus”), relating to the resale from time to time by holders of our common stock and redeemable warrants. Such information has been obtained from the Selling Security Holders (as defined in the Prospectus). This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement.

The information below amends and supersedes the section titled “Selling Security Holders” in the Prospectus:

SELLING SECURITY HOLDERS

The following tables set forth certain information regarding the Selling Security Holders. The tables are based on information supplied to us by or on behalf of the Selling Security Holders. The first table assumes the exercise of all representative’s warrants and underlying redeemable warrants and the resale of (i) shares issued or issuable upon exercise of issued redeemable warrants underlying representative’s warrants, and (ii) the shares issuable upon exercise of the redeemable warrants underlying the representative’s warrants. The second table assumes the resale rather than the exercise) of the redeemable warrants issuable upon exercise of the representative’s warrants. As of October 12, 2007, there were 7,455,054 shares of common stock and 4,309,700 redeemable warrants outstanding. The number of shares and redeemable warrants beneficially owned by each Selling Security Holder is determined pursuant to the rules of the SEC, and is not necessarily indicative of beneficial ownership for any other purpose. Each Selling Security Holder may from time to time offer the shares and redeemable warrants in this Prospectus.

Selling Security Holder (1)	Shares Beneficially Owned Before the Offering		Maximum Number of Shares Offered (2)	Shares Beneficially Owned After the Offering (3)
				Number	Percent
Paulson Investment Company, Inc. (4)	1,276,296	(5)	298,300	978,196	12.8
Lorraine Maxfield	7,889	(6)	7,889	0	*

Selling Security Holder (1)	Redeemable Warrants Beneficially Owned Before the Offering	Maximum Number of Redeemable Warrants Offered (7)	Redeemable Warrants Beneficially Owned After the Offering (8)
			Number	Percent
Paulson Investment Company, Inc. (4)	553,775	198,300	355,475	7.9%
Lorraine Maxfield	6,194	6,194	0	*

*	Less than one percent.

(1)	The address of each Selling Security Holder is: Paulson Investment Company, Inc., 811 SW Naito Parkway, Suite 200, Portland, Oregon 97204.

(2)	Unless otherwise noted, this column represents: (i) the shares of common stock underlying representative’s warrants; and (ii) the shares of common stock underlying redeemable warrants that already have been received upon exercise of representative’s warrants.

(3)	Unless otherwise noted, these columns represent the number of shares of common stock beneficially owned after the sale of: (i) the shares of common stock underlying representative’s warrants; and (ii) the shares of common stock underlying redeemable warrants that already have been received upon exercise of representative’s warrants.

(4)	Paulson Investment Company, Inc. (“PICI”) is a wholly-owned subsidiary of Paulson Capital Corp. (“PLCC”). PLCC holds no securities in the Company other than beneficially through its ownership of PICI. Chester L.F. and Jacqueline M. Paulson are controlling managers of the Paulson Family LLC, which is the controlling shareholder of PLCC. Figures on this line include shares or warrants beneficially owned by Mr. and Mrs. Paulson and Paulson Family LLC. Mr. and Mrs. Paulson and Paulson Family LLC disclaim any beneficial ownership of securities held in the name of PLCC or PICI.

(5)	Includes: 198,300 shares issuable upon exercise of PICI’s 99,150 representative’s warrants; 198,300 shares issuable upon exercise of 198,300 redeemable warrants underlying PICI’s 99,150 representative’s warrants; 100,000 shares issued in connection with 25,000 representative’s warrants and 50,000 underlying redeemable warrants already exercised; 65,000 shares issuable upon exercise of PICI’s placement agent warrant; 22,750 shares issuable upon exercise of 22,750 redeemable warrants underlying PICI’s placement agent warrant; 370,000 additional shares; and 332,725 shares issuable upon exercise of 332,725 additional redeemable warrants.

(6)	Includes: 1,695 shares issued upon exercise of Ms. Maxfield’s representative’s warrants, and 6,194 shares issuable upon exercise of 6,194 redeemable warrants underlying Ms. Maxfield’s representative’s warrants already exercised.

(7)	Unless otherwise noted, this column represents the number of redeemable warrants issued or issuable upon exercise of outstanding representative’s warrants.

(8)	Unless otherwise noted, these columns represent the number of redeemable warrants beneficially owned after the sale of redeemable warrants issued or issuable upon exercise of representative’s warrants.

PICI served as the representative of the underwriters in our July 2005 and October 2006 public offerings and as our placement agent in our December 2005 private placement, and Lorraine Maxfield is an executive officer of PICI.